CMN FUNDING
1510 Central Avenue
Suite 380
Albany, NY 12205
••••••••
(518) 435-1119
Fax (518) 435-1331

August 31, 2018

ProGreenUS, Inc.
C/O Jan Telander, Principal
2667 Camino del Rio South, Suite 312
San Diego, California 92108

Re: Cielo Mar Project

Dear Mr. Telander,

CMN Funding ("CMN") is pleased to present this letter of interest (LOI) to ProGreenUS, Inc., San Diego, California ("Applicant"). CMN has reviewed your initial loan request and is pleased to offer their indication of interest in providing the funding requested for this engagement agreement. This is not a commitment to fund. CMN has reviewed the preliminary documentation of the proposed project and has deemed the project to be a "viable" scenario. This agreement confirms the engagement of CMN to be Applicant's advisor with respect to acquiring financing that includes but not limited to debt, equity, construction, mezzanine, etc.

FINANCIAL ADVISORY SERVICES:
Applicant authorizes CMN to engage in the complex financial issues necessary to facilitate a joint venture and/or financing with a Lender/Financier of referenced projects to the parties registered by CMN with Applicant. CMN will use best efforts to obtain debt/equity and /or financing for applicant in the amount of **$5,500,000 USD** or such amount agreed to by Applicant for financing located at Baja, California hereinafter referred to as the "**Project,**" and other items as needed as equity and debt financing/joint venture partnerships. CMN will acquire said financing through both originating and referring sources.

FEES ASSOCIATED:
For facilitating the financial structure for the Project CMN and it successors and/or assignees charge an origination fee of one and three-quarters percent **(1.75%)** of all senior debt and two and one-half percent **(2.50%)** of any preferred equity needed to complete the financing package. These fees will be solidified by the funding sources preferred outline (i.e. Letter of Intent, Commitment Letter, Advisory, Sources and Uses, etc.) and payable upon closing.

NON-CIRCUMVENTION

Applicant agrees not to circumvent nor refer CMN's disclosed partners, investors, and lending sources to any person or company without agreed upon compensation to CMN. The effective time for this clause will be two years from the date of this agreement. In addition, any funding source will be protected for a period of five years (i.e. after closing with source) from the date of this agreement on any additional transactions.

EXHIBITS

Please carefully review each of the following exhibits, incorporated herein by reference:

EXHIBIT A-Outline of financing terms
EXHIBIT B-Summary of third party & acceptance fees
EXHIBIT C-Wiring Instructions

FURNISHING OR EXECUTING DOCUMENTS

The Applicant agrees to fully cooperate, within his/its reasonable ability, and furnish and/or execute any and all documents, legal descriptions, title reports, plans, specifications, soils reports, financial statements, appraisals, federal income tax returns, and other items which may be reasonably required by CMN, ISAOA intending to purchase and leaseback, joint venture and/or finance any of the project(s).

CREDIT INFORMATION

The Applicant authorizes CMN and/its ISAOA to obtain title reports, credit reports and other pertinent information as to the financial status of the project(s)/Applicant.

AUTHORITY

The Applicant expressly warrants having the authority to act on the behalf of the project(s) to which he asks CMN to represent them to a potential Lender/Financier to a joint venture and/or finance the project(s).

CONFIDENTIALITY

The Applicant and CMN agree to keep all information and negotiations regarding the joint venture and/or financing with, the Lender/Financier reasonably confidential. Both parties agree not to purposely communicate or release in any manner such information to anyone outside the immediate circle of influence firm without prior consent.

JURISDICTION LEGAL FEES

Any dispute, controversy or claim surrounding or arising out of this agreement shall, upon request on any party involved, be submitted to, and be settled by, arbitration in Albany, NY; pursuant to the Commercial Arbitration rules then in effect of the American Arbitration Association. Any reward rendered shall be final and conclusive upon the parties. The expenses, costs and attorney fees of the arbitration shall be awarded to the prevailing party regardless of Arbitrator's awarding of them. "Applicant" agrees that any claims for any reason against CMN Funding shall not be greater than any monies received by CMN Funding.

CMN Funding is dedicated to helping guide you through the process. We will assist you in completing necessary due diligence and be available for questions. We look forward to working with you on the successful completion of this transaction.

Very truly yours,

Stephen C. Frank, President

Expiration:

This letter of interest (LOI) will expire (7) days from the date of issuance. The date of expiration will be **September 6, 2018.**

Acceptance:

The undersigned, an authorized agent for the Applicant, hereby accepts the terms and conditions in this Engagement letter and agrees to perform or cause to be performed in a timely manner, all obligations on the part of the Applicant.

By: ______________________ Date: 9/5/2018

ProGreenUS, Inc.
Jan Telander, Principal

EXHIBIT A

OUTLINE OF REQUESTED LOAN TERMS

COMPANY:	ProGreenUS, Inc. 2667 Camino del Rio South, Suite 312 San Diego, California 92108
INDUSTRY:	Land Development
CONTACT PERSON:	Jan Telander, Principal 2667 Camino del Rio South, Suite 312 San Diego, California 92108 Tel: 720-722-9708 jan@progreenus.com
PROJECT NAME:	Cielo Mar
PROJECT DESCRIPTION:	The subject property consists of 5,197 acres of entitled land located in Ensenada, Baja, California. The proposed project will feature the repayment of debt, continued development of land and infrastructure. The planned improvements will include drilling of additional water wells, water permits and architectural designs. The structured transaction assures being able to use the non-seasoned AS IS value by the investor. There will be a 12-month interest reserve included into the deal to cover debt service during the initial period. The exit strategy will be sale and/or refinance through future development of the project.

FINANCING:

Values	
"As Is" Value	$ 42,000,000
MAX CLTC/LTV	35%/35%
Use of Funds	
Debt Repayment	$ 2,530,000
Soft/Design Costs	$ 550,000
Hard Costs w/Contingency	$ 1,500,000
Interest Reserve	$ 550,000
Working Capital/Closing Costs	$ 370,000
Financing Uses	**$ 5,500,000**

SR. DEBT/TERMS:	Tier I 9.00% (36-Months)/Tier II 10.00% (36-Months)/Tier III 11.00% (36-Months)
EQUITY- IRR:	11%-14% *(only for any allocation that is required)*
ENTITY/POSITION:	Single Purpose, 1st Mortgage, Preferred

EXHIBIT B

Notice and Disclosure of Third Party & Acceptance Fees

Upon Acceptance of this Agreement:	$3,500* *(This will include a $1,250 non-refundable site inspection fee that may be deemed necessary by the fund).
Third Party Report Advisory:	CMN Funding advises borrower that they will be responsible for all third-party report fees that are deemed necessary by lender for this transaction. Typical third-party reports may include: appraisal, environmental reports, title insurance, legal, feasibility study/market study, site inspections, etc. Lenders/Investors/Private financiers may also require deposit/commitment funds for their approval process. Any collected fees by investor will be accompanied by one of the followings: letter of intent, commitment letter, approval letter, and/or term sheet. The lender/investor at their choosing may apply a portion of any collected fees towards the specified third-party reports. CMN will also agree to try and use any existing reports to help limit third party costs but only when applicable.
Refund of Fee:	CMN's LOI fee of $2,250 is ***fully refundable*** if CMN is unable or unwilling to deliver to borrower the anticipated funding offer within 60 days following the borrower's execution of this agreement and return of the underwriting checklist. The funding offer will be in the form of one of the following outlines: commitment letter, letter of interest, term sheet, and/or sources and uses from a funding source. If borrower withdraws anytime from the due diligence period, which is 60 days, then acceptance fee will be deemed earned by CMN. Upon funding of this loan, the $2,250 LOI acceptance fee will be credited towards the CMN origination fee outlined in this agreement. The due diligence period may be extended in writing only if both parties mutually agree.

EXHIBIT C

WIRING INSTRUCTIONS

1st National Bank of Scotia
201 Mohawk Avenue
Scotia, NY 12302
518-370-7200

Name on Account:	CMN Real Estate Group
ABA/Routing Number:	021310711
Account Number:	0340308211

Any questions contact Stephen Frank at (518) 435-1119 ext. 105